                                 LOAN AGREEMENT



             THIS AGREEMENT made as of the 20th day of August, 1996

B E T W E E N:



                 MR. JACQUES BENQUESUS, an individual residing in the City of Jerusalem, Israel

                 (hereinafter referred to as the "Borrower")


                                   - and -



                 COUTTS & CO AG, NEW YORK BRANCH, a Swiss bank licensed to conduct a banking business by the State of New York


                 (hereinafter referred to as the "Bank")



                 WITNESSES THAT WHEREAS the Borrower has requested the Facility (as hereinafter defined) to fund the payment by the Borrower to the Bank of the consideration for the forbearance of the Bank in not selling the Banks Pledged Shares (as defined in the Banks Master Agreement) and to repay the balance due on certain of the Client Loans (as defined in the Banks Master Agreement) and to pay expenses incurred by him in connection with payment of such consideration and the repayment of such loans and the Bank has agreed to provide the Facility to the Borrower on the terms and conditions herein set forth;

                 NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby mutually admitted), the Parties hereby agree as follows:

                                  ARTICLE I.

                DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINITIONS - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context the following words and terms shall have the meaning set out below:

         "AGREEMENT" means this agreement, including all schedules and all instruments supplementing or amending or confirming this Agreement, "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not any particular article or section, and "Article", "Section" and "Subsection" each means and refers to the specified article, section or subsection in this Agreement;

         "ANNIVERSARY DATE" means the annual anniversary of the date of this Agreement or the next Business Day thereafter if such date is not a Business Day;

         "APPLICABLE LAW" means, with respect to any Person, property, transaction or event, and whether or not having the force of law, all applicable laws, statutes, regulations, rules, guidelines, by-laws, treaties, orders, policies, judgments, decrees and official directives of governmental bodies or other Persons acting under the authority of any governmental body;

         "BANKS MASTER AGREEMENT" means the master agreement dated August 19, 1996 between the Bank and Mr. Jacques Benquesus;

         "BASE RATE" means, at any time, the rate of interest, expressed as an annual rate, established by the Bank from time to time as the reference rate of interest it will charge for loans in Dollars;

         "BASE RATE LOAN" means the amount of the Loan with respect to which the Borrower is deemed to have elected to have interest calculated by reference to the Base Rate or to which, in accordance with the provisions of this Agreement, the Base Rate is deemed to apply;

         "BASE RATE ROLLOVER" means a deemed conversion of the Libor Loan to a Base Rate Loan pursuant to Section 3.1;

         "BORROWER" means Mr. Jacques Benquesus, an individual residing in the City of Jerusalem, Israel;

         "BRANCH" means the branch of the Bank located at 65 East 55th Street, New York, NY 10022;

         "BUSINESS DAY" means a day on which banks are open for business in New York, U.S.A.;

         "CLOSING DATE" means August 20, 1996 or such other earlier or later date as may be agreed upon by the Parties;

         "COLLATERAL" means the assets, property and undertaking of the Borrower subject to the Security;

         "COMPANY" means any of Gaming Lottery Corporation, The Instant Publisher Inc. or Warp 10 Technologies Inc.;

         "DOLLARS" and the symbol "$" mean the lawful currency of the United States of America;

         "DRAWDOWN" means the borrowing, in Dollars, of funds under the Facility;

         "EVENT OF DEFAULT" means any of the events described in Section 10.1;

         "FACILITY" has the meaning ascribed to it in Section 2.1;

         "FACILITY CREDIT LIMIT" has the meaning ascribed to it in Section 2.1;

         "GUARANTEE" has the meaning ascribed to it in Subsection 7.1(a);

         "INTEREST PAYMENT DATE" means

                 (i) with respect to the Libor Loan, the last day of the Libor Interest Period applicable thereto and also, if any Libor Interest Period is longer than 93 days, the last day of each 90-day period during such Libor Interest Period or, if any such day is not a Business Day, the Business Day next following; and

                 (ii) with respect to the Base Rate Loan, the last day of each calendar month or, if any such day is not a Business Day, the Business Day next following;

         "LIBOR INTEREST PERIOD" means, for the Libor Loan, subject to availability of funds to the Bank, the period of 1, 2, 3, 6 or 12 months, as may be selected by the Borrower pursuant to the relevant Libor Notice, commencing on, in respect of the initial Libor Interest Period, the Closing Date and, thereafter, the date of the applicable Libor Rollover, provided that:

                 (i) any Libor Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Libor Interest Period shall end on the immediately preceding Business Day;

                 (ii) any Libor Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Libor Interest Period) shall end on the last Business Day of a calendar month;

                 (iii) the Libor Interest Period shall terminate on such date as will permit the repayment of the Facility on the date and in the manner provided for herein;

         "LIBOR LOAN" means the amount of the Loan with respect to which interest under this Agreement is calculated with reference to the Libor Rate;

         "LIBOR NOTICE" means a notice substantially in the form attached hereto as Schedule B;

         "LIBOR RATE" means, for the Libor Interest Period then applicable to the Libor Loan, the interest rate per annum (expressed on the basis of a 360-day year) at which Dollar deposits are offered to leading banks in the London interbank euro-currency offering market in an amount approximately equal to the principal amount of the Libor Loan and for a period comparable to such Libor Interest Period at approximately 11:00 a.m. London, England time on the second Business Day preceding the first day of such Libor Interest Period for delivery on the first day of such Libor Interest Period;

         "LIBOR ROLLOVER" means a rollover of the Libor Loan pursuant to
         Section 2.5;

         "LIQUIDITY EVENT" means the announcement or occurrence of any transaction or event initiated, caused or assisted, directly or indirectly, by Mr. Jacques Benquesus, any Person controlled by Mr. Jacques Benquesus or any affiliate or associate (as such terms are defined in the Securities Act (Ontario)) of Mr. Jacques Benquesus or such Person, or any Person acting jointly or in concert with Mr. Jacques Benquesus or such Person in connection with such transaction or event which results, or if consummated would result, in the Public Float of any Company being less than one half of the Public Float of such Company on the date hereof;

         "LOAN" means, at any time, the total outstanding principal amount of all Drawdowns, together with any interest capitalized pursuant to
         Section 4.5;

         "PARTIES" means the Bank and the Borrower and "PARTY" refers to any one of them;

         "PERSON" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, governmental authority and a natural person in his capacity as trustee, executor, administrator or other legal representative;

         "PUBLIC FLOAT" means the percentage of the issued and outstanding participating voting equity shares of a Company held by persons other than Mr. Jacques Benquesus, Mrs. Biba Benquesus, Mr. Larry H. Weltman or Mr. John M. Wiseman and their associates and affiliates (as such terms are defined in the Securities Act (Ontario));

         "RELATED LOAN AGREEMENTS" means the loan agreements dated the date hereof between the Bank and each of Mr. Jacques Benquesus, Mr. Larry
         H. Weltman and Mr. John M. Wiseman;

         "ROLLOVER" means, as applicable, either a Base Rate Rollover or a Libor Rollover.

         "SECURITY" means the security described in Article VII;

         "TAXES" means all present and future taxes, levies, imposts, stamp taxes, duties, charges to taxes, fees, deductions, withholdings and any restrictions or conditions resulting in a charge imposed, levied, collected, withheld or reserved and all penalties, interest and other payments on or in respect thereof;

         "WELTMAN MASTER AGREEMENT" means the master agreement dated August 19, 1996 between Larry H. Weltman and the Bank; and

         "WISEMAN MASTER AGREEMENT" means the master agreement dated August 19, 1996 between John M. Wiseman and the Bank.

1.2      CERTAIN RULES OF INTERPRETATION - In this Agreement:

         (a) time is of the essence in the performance of the Parties' respective obligations;

         (b) the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content;

         (c) the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances except as the context otherwise permits;

         (d) whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval;

         (e) unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

         (f) whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

1.3 SCHEDULES - The following are the Schedules to this Agreement and are incorporated by reference and deemed to be part of this Agreement:

         Schedule A       -       Compliance Certificate

         Schedule B       -       Libor Notice


                                  ARTICLE II.

                                 THE FACILITY

2.1 THE FACILITY - Upon the terms and subject to the conditions herein set forth, the Bank hereby establishes in favour of the Borrower the following credit facility (the "Facility") to be available to the Borrower in accordance with the provisions of this Agreement. The Facility shall consist of a term credit facility of up to a maximum principal amount, excluding any interest capitalized pursuant to Section 4.5, of $20,016,872.25 (the "Facility Credit Limit") which funds shall be advanced or otherwise made available in a single Drawdown on the Closing Date.

2.2 PURPOSE - The Facility shall be available to the Borrower to fund the payment by the Borrower to the Bank of the consideration for the forbearance of the Bank in not selling the Banks Pledged Shares (as defined in the Banks Master Agreement) and to repay the balance due on certain of the Client Loans (as defined in the Banks Master Agreement) and to pay expenses incurred by him in connection with the payment of such consideration and the repayment of such loans.

2.3 AVAILMENT OF FACILITY - Upon the terms and subject to the conditions herein set forth, the Borrower may effect a single borrowing under the Facility by way of a Libor Loan with an initial Libor Interest Period of one (1) month.

2.4 EFFECTING THE DRAWDOWN - Borrowing under the Facility shall be effected by the Bank crediting to the Borrower's Dollar account with the Bank the full amount of such borrowing for same day value by 2:00 p.m. New York time on the Closing Date and in immediately available funds.

2.5 ROLLOVERS - The Libor Loan will be deemed to be automatically rolled over (on the last day of the applicable Libor Interest Period) into a Libor Loan in a principal amount equal to the amount of the Loan for a Libor Interest Period equal to the lesser of:

         (a) (i) if the Borrower has delivered to the Bank a Libor Notice in accordance with the terms of this Agreement, the Libor Interest Period specified in such Libor Notice or (ii) if the Borrower has not made such delivery of a Libor Notice, the Libor Interest Period of such rolled over Libor Loan;

         (b)              the remaining term of the Loan.

2.6 LIBOR NOTICE - A Libor Notice shall be substantially in the form attached as Schedule B to this Agreement and shall state the Libor Interest Period being requested.

         Subject to the terms and conditions of this Agreement, the Borrower shall be entitled to specify the Libor Interest Period to be applicable to the Libor Loan upon rollover by delivering a Libor Notice to the Bank by 11:00 a.m. (New York time) no less than two Business Days prior to the last day of the current Libor Interest Period.

         In the event that a Libor Notice is given by telephone, the Borrower shall provide to the Bank written confirmation of such notice bearing the Borrower's original signature within two Business Days of giving of such notice. All notices given by telephone shall be at the risk of the Borrower and the Bank shall have no liability for relying or acting on such verbal notice (whether or not subsequently confirmed in writing) or for any failure on the part of the Bank to carry out the requirements of such notice wholly or in part, or for any error or omission in fulfilling the requirements of such notice or the interpretation thereof by the Bank, save and except for any failure, error or omission arising out of the gross negligence or willful misconduct of the Bank. Any notice on which the Bank has acted, whether made by telephone, fax or otherwise in writing shall be irrevocable and binding on the Borrower.

2.7 EVIDENCE OF INDEBTEDNESS - The Bank shall open and maintain on its books at the Branch, accounts in respect of the Facility to evidence the Loan under the Facility and all other amounts owing by the Borrower to the Bank hereunder. The Bank shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall constitute prima facie evidence of the obligations of the Borrower to the Bank hereunder with respect to the Loan and all other amounts owing by the Borrower to the Bank hereunder. The Borrower shall, on reasonable notice to the Bank, be entitled to obtain from the Bank extracts of all entries made in such accounts.


                                  ARTICLE III.

                         FURTHER PROVISIONS RELATING TO
                                THE LIBOR LOANS

3.1 CHANGE OF CIRCUMSTANCES - In the event that at any time prior to the commencement of a Libor Interest Period the Bank makes a determination in good faith, which shall be final, conclusive and binding upon the Borrower, that:

         (a) by reason of changes affecting the London interbank market, adequate and fair means do not exist for ascertaining the rate of interest applicable to the Libor Loan during the ensuing Libor Interest Period;

         (b) the continuing of the Libor Loan by the Bank during the ensuing Libor Interest Period has been made impracticable by the occurrence of circumstances which materially or adversely affect the London interbank market;

         (c) Dollar deposits are not available to the Bank in the London interbank market in sufficient amounts in the ordinary course of business in order for the Bank to fund the Libor Loan during the ensuing Libor Interest Period; or

         (d) the Libor Rate for the immediately following Libor Interest Period does not accurately reflect the effective cost to the Bank of funding the Libor Loan for the ensuing Libor Interest Period, or the costs to the Bank would be increased or the income receivable by the Bank would be reduced in respect of such Libor Loan, then the Bank shall give notice thereof to the Borrower, which notice shall set out in reasonable detail the reasons for such determination. Upon such notice being given, Libor Rollovers shall be suspended until the Borrower is informed by the Bank that such conditions no longer exist and the outstanding Libor Loan shall, at the expiration of the Libor Interest Period, be deemed to be converted into a Base Rate Loan, in an amount equal to the principal amount of such Libor Loan.


                                  ARTICLE IV.

                     PAYMENT OF INTEREST AND OTHER FEES


4.1 INTEREST ON THE LIBOR LOAN - The Borrower shall pay interest in Dollars to the Bank on the amount of the Libor Loan for the Libor Interest Period applicable thereto at a nominal rate per annum equal to the Libor Rate applicable to the Libor Loan plus 0.5%, for any period that such Libor Loan is outstanding. Interest on the Libor Loan shall accrue daily on the amount of such Libor Loan and shall be calculated and, subject to Sections 4.5 and 4.6, payable in arrears on each successive Interest Payment Date applicable to the Libor Loan on the basis of the actual number of days for which the Libor Loan is outstanding, computed on the basis of a year of 360 days. Interest on the Libor Loan shall be payable in accordance with the foregoing after as well as before demand, default, maturity and judgment.

4.2 INTEREST ON BASE RATE LOANS - The Borrower shall pay interest in Dollars to the Bank on the principal amount of the Base Rate Loan (with interest on overdue interest at the same rate) at a nominal rate per annum equal to the Base Rate in effect from time to time plus 0.5%;

Interest on the Base Rate Loan shall accrue daily on the outstanding principal balance thereof and shall be calculated and, subject to Sections 4.5 and 4.6, payable in arrears:

         (a) on each successive Interest Payment Date, for the period then ending;

         (b) in the case of a prepayment of part or all of the Base Rate Loan, on the date of such prepayment, with respect to interest accrued on the amount of principal being prepaid;

         (c) in the case of amounts repaid pursuant to Section 5.3, on the date of such repayment with respect to interest accrued on the amount of the principal of the Base Rate Loan being repaid; and

         (d) on the date that all amounts owing hereunder are repaid in full, whether on demand, by reason of acceleration or otherwise;

on the basis of the actual number of days for which a particular principal amount is outstanding, computed on the basis of a year of 365 days or 366 days in the case of a leap year. Interest on overdue interest on the Base Rate Loan shall be payable on demand. Changes in the Base Rate shall cause an immediate and automatic adjustment of the interest rate applicable to the Base Rate Loan as and from the effective date of such change without the necessity of any notice to the Borrower, such notice being hereby expressly waived by the Borrower. Interest on the Base Rate Loan shall be payable in accordance with the foregoing after as well as before demand, default, maturity and judgment.

4.3 INCREASED COSTS - If, as a result of any Applicable Law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

         (a) subjects the Bank to any Taxes or changes the basis of taxation, or increases any existing Taxes, on payments of principal, interest or other amounts payable by the Borrower to the Bank under this Agreement (except for Taxes on the overall net income or capital of the Bank or gross receipts or franchise taxes imposed by the jurisdiction in which its principal or lending offices are located);

         (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of the Bank;

         (c) imposes on the Bank any other adverse condition with respect to this Agreement; or

         (d) imposes on the Bank a requirement to maintain or allocate capital in relation to the Facility;

and the result of any of the foregoing is, in the reasonable opinion of the Bank, to increase the cost to the Bank of making the Drawdown or maintaining the Loan or reduce the income receivable by the Bank in respect of the Loan by an amount which the Bank deems to be material, then upon the Bank giving written notice thereof, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Bank, upon receipt of such notice, that amount which shall compensate the Bank for such additional cost or reduction in income. The Borrower will not be required to compensate the Bank for any such additional cost or reduction in income under this Section 4.3 incurred by the Bank more than 3 months prior to its request to the Borrower for such compensation. Notwithstanding anything herein to the contrary, to the extent that the Bank does not charge all of its customers who are similarly situated to the Borrower in respect of any additional cost or reduction of income described in this Section 4.3, the Bank shall not charge the Borrower.

4.4 GROSS-UP - All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any Applicable Law, as modified by the practice or any relevant governmental revenue authority, then in effect. If the Borrower is so required to deduct or withhold, then the Borrower will:

         (a)     promptly notify the Bank of such requirement;

         (b) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by the Borrower to the Bank under this Section 4.4) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the Bank;

         (c) promptly forward to the Bank an official receipt (or a certified copy), or other documentation reasonably acceptable to the Bank evidencing such payment to such authorities; and

         (d) pay to the Bank, in addition to the payment to which the Bank is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Bank (free and clear of Taxes, whether assessed against the Borrower or the Bank) will equal the full amount the Bank would have received had no such deduction or withholding been required.

4.5 CAPITALIZATION OF INTEREST - At the election of the Borrower, unless there shall have occurred and be continuing any event which constitutes or would constitute, with the giving of notice, the passing of time, or both, an Event of Default, any interest accruing and otherwise payable by the Borrower on the Loan on or before the first Anniversary Date shall be added to the principal amount of the Loan and the non-payment of such interest when due shall not be considered an Event of Default.

4.6 DEFERRAL OF INTEREST - At the election of the Borrower, unless there shall have occurred and be continuing any event which constitutes, or would constitute, with the giving of notice, the passing of time, or both, an Event of Default, the Borrower shall be entitled to:

         (a) defer the payment of any interest accruing and otherwise payable by the Borrower on the Loan for the period from and including the Closing Date to and excluding the first Anniversary Date. Any interest deferred pursuant to this Subsection 4.6(a) shall be paid by the Borrower to the Bank on or before the first Anniversary Date or capitalized pursuant to Section 4.5;

         (b) defer the payment of any interest accruing and otherwise payable by the Borrower on the Loan for the period from and including the first Anniversary Date to and excluding the second Anniversary Date. Any interest deferred pursuant to this Subsection 4.6(b) shall be paid by the Borrower to the Bank on or before the second Anniversary Date;

         (c) defer the payment of any interest accruing and otherwise payable by the Borrower on the Loan for the period from and including the second Anniversary Date to and excluding the third Anniversary Date. Any interest deferred pursuant to this Subsection 4.6(c) shall be paid by the Borrower to the Bank on or before the third Anniversary Date; and

         (d) defer the payment of any interest accruing and otherwise payable by the Borrower on the Loan for the period from and including the third Anniversary Date to and excluding the fourth Anniversary Date. Any interest deferred pursuant to this Subsection 4.6(d) shall be paid by the Borrower to the Bank on or before the fourth Anniversary Date.

The non-payment of interest which is deferred pursuant to this Section which would otherwise be due and payable shall not be considered an Event of Default; provided that any interest which is deferred is subsequently paid in accordance with this Section.

4.7 MAXIMUM INTEREST RATE. In no event shall any interest rate exceed the maximum rate permissible for individual borrowers by Applicable Law (the "Maximum Rate"). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited under this section to the Maximum Rate. In the event that, upon payment in full of the Loan under this Agreement, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued if the interest rates set forth in this Agreement had at all times been in effect, then the Borrower agrees, to the extent permitted by Applicable Law, to pay to the Bank an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates set forth in this Agreement, at all times, been in effect and (b) the amount of interest actually paid or accrued under this Agreement. In the event that the Bank receives, collects or applies as interest any sum in excess of the Maximum Rate, such excess amount shall be applied to the reduction of the principal balance of the Loan, and any funding indemnities in connection therewith under Section 11.3 hereof, and, if no such principal or such funding indemnity is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.


                                   ARTICLE V.

                           REPAYMENTS AND PREPAYMENTS


5.1 REPAYMENT OF THE LOAN - On or before the fourth Anniversary Date, the Borrower shall repay the Loan in its entirety, together with all interest accrued thereon.

5.2 VOLUNTARY PREPAYMENTS OF PRINCIPAL - The Borrower shall have the right to prepay the Loan without premium or penalty unless otherwise provided herein. Any voluntary prepayment of the Libor Loan may be made without penalty only if made at the expiration of the applicable Libor Interest Period, and then only if at least two Business Days' prior notice is given to the Bank.

5.3 CURRENCY AND TIME OF PAYMENTS - The Borrower shall make each payment hereunder at the Branch (or such other place in New York, New York as the Bank may from time to time notify the Borrower, at least five Business Days prior to any payment date) not later than 10:00 a.m. New York, New York, time on the day when due (or on the next Business Day thereafter if such day is not a Business
Day) in Dollars.

5.4 APPLICATION OF PAYMENTS AND PREPAYMENTS - Payments and any prepayments made by the Borrower in respect of the Loan shall be applied as follows: (i) first, to the payment of any interest deferred pursuant to Section 4.6; (ii) second, to the repayment of the principal amount of the Loan; (iii) third, to the payment of any interest capitalized pursuant to Section 4.5; and (iv) fourth, to the payment of any other amounts payable by the Borrower under this Agreement.

                                  ARTICLE VI.

                        CONDITIONS PRECEDENT TO DRAWDOWN

6.1 CONDITIONS PRECEDENT TO DRAWDOWN - The obligation of the Bank to permit the Drawdown is subject to the condition precedent that the Bank shall have received on or before the Closing Date all of the following in form and substance satisfactory to the Bank and the Bank's counsel:

         (a)     the Security, duly executed;

         (b) evidence of the completion of all recordings, registrations and filings as may be necessary or desirable to perfect or preserve the security interests created by the Security;

         (c)     a promissory note, duly executed;

         (d)     a certificate of the Borrower stating that, as of such date,
         (i) all the representations and warranties made by the Borrower herein are true and correct and that no event has occurred which constitutes or would constitute, with the giving of notice, the passing of time, or both, an Event of Default; and (ii) the Borrower has performed all covenants under this Agreement to be performed by him; and

         (e) the Borrower shall have delivered such other documentation as the Bank may reasonably request.

6.2 WAIVER - The conditions set forth in Section 6.1 are inserted for the sole benefit of the Bank and may be waived by the Bank, in whole or in part (with or without terms or conditions).


                                  ARTICLE VII.

                                    SECURITY

7.1      SECURITY - There shall be delivered to the Bank the following:

         (a) a limited guarantee from Mr. Jacques Benquesus in the form provided for in the Banks Master Agreement (the "Guarantee");

         (b) the Amended Banks Pledge (as such term is defined in the Banks Master Agreement);

         (c) the Banks Purchased Share Pledge (as such term is defined in the Banks Master Agreement);

         (d) the Share Pledge (as such term is defined in the Weltman Master Agreement); and

         (e) the Share Pledge (as such term is defined in the Wiseman Master Agreement);

as continuing collateral security for the prompt and due repayment of the Loan and the performance by the Borrower of all of its present and future obligations to the Bank.

7.2 REGISTRATION - The Security shall, at the Borrower's expense (subject to the provisions set forth in the first sentence of Section 11.1), be registered, filed or recorded in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the applicable security interests.

                                 ARTICLE VIII.

                  BORROWER'S REPRESENTATIONS AND WARRANTIES

         To induce the Bank to make available the Facility, the Borrower represents and warrants to and in favour of the Bank as follows, which representations and warranties of the Borrower shall survive the execution and delivery of this Agreement and the making of the Loan, notwithstanding any investigations or examinations which may be made by the Bank or the Bank's counsel, and the Bank shall be deemed to have relied on such representations and warranties in the making of the Loan:

8.1 ENFORCEABILITY - When executed and delivered, this Agreement and the Security (to the extent that the Borrower is a party thereto) will constitute valid and legally binding obligations enforceable against the Borrower in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

8.2 VALIDITY OF AGREEMENT - NO-CONFLICT - The Borrower is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery of this Agreement or the Security or the carrying out of the Borrower's obligations hereunder or thereunder;

8.3 GOVERNMENT APPROVAL, REGULATION, ETC. - No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or the Security except for authorizations, approvals, actions, notices or filings which have been duly obtained or made and are in full force and effect;

8.4 NO EVENT OF DEFAULT - No Event of Default has occurred and is continuing and no event has occurred which, with the giving of notice, the passing of time, or both, would constitute an Event of Default;

8.5      NO ENCUMBRANCES -

     (a) The Banks Pledged Shares (as such term is defined in the Banks Master Agreement) are not subject to any mortgage, lien, pledge, charge, security interest or other encumbrance other than the Security; and

     (b) There has been no act or omission by the Borrower which has created or resulted in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance on, against or with respect to any part of the Banks Purchased Pledged Shares (as such term is defined in the Banks Master Agreement), except the Security;

8.6 MATERIAL OBLIGATIONS - The Borrower is not, in any respect, in default under any material obligation, direct or indirect, contingent or otherwise, or under any order, writ, decree or demand of any court or governmental agency or authority, where any such default would materially adversely affect the Borrower's ability to perform his obligations under this Agreement or under the Security;

8.7 COMPLIANCE WITH LAWS - The Borrower is not in violation of any judgment, decree, order, statute, rule or regulation relating in any way to the Borrower, or to his property or assets and which would have a material effect on the condition, financial or otherwise, of the Borrower;

8.8 TAXES - The Borrower has duly and timely filed all tax returns and reports required by law to have been filed by him, has duly and correctly reported all income and other amounts required to be reported and has paid all taxes, penalties, interest, fines and governmental charges in respect thereof, to the extent that such taxes, penalties, interest, fines and other governmental charges have been assessed by the relevant taxation authority, except to the extent that (i) any such tax, penalty, interest, fine or any other governmental charge is being contested in good faith by appropriate proceedings or (ii) the failure so to pay or discharge any such tax, penalty, interest, fine or any other governmental charge could not reasonably be expected to materially adversely affect the financial condition or business of the Borrower. The Borrower has duly and timely paid all instalments of taxes required to be paid by him except to the extent that (i) any such instalment of tax is being contested in good faith by appropriate proceedings or (ii) the failure so to pay or discharge any such instalment of tax could not reasonably be expected to materially adversely affect the financial condition or business of the Borrower. There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the best of the knowledge of the Borrower (after due inquiry), threatened against the Borrower in respect of any taxes or any penalties, interest and fines in respect thereof and there are no matters under discussion with any taxation or other governmental authority relating to any such matters; and

8.9 ACCURACY OF INFORMATION - All factual information previously or contemporaneously furnished by or on behalf of the Borrower in writing to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby including the certificates delivered pursuant to Section 6.1, (true and complete copies of which were furnished to the Bank in connection with its execution and delivery of this Agreement) is and all other such factual information pursuant to this Agreement to the Bank will be true and accurate in every material respect on the date as of which such information is dated or certified and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.


                                  ARTICLE IX.

                                   COVENANTS

         The Borrower covenants and agrees with the Bank that, unless the Bank otherwise consents in writing, so long as any amount payable hereunder is outstanding:

9.1 PUNCTUAL PAYMENT - The Borrower shall duly and punctually pay the principal amount of the Loan, all interest thereon, all fees and all other amounts required to be paid by the Borrower hereunder or pursuant to agreements with the Bank at the times and places and in the manner provided for herein or therein;

9.2 COMPLIANCE WITH LEGISLATION - The Borrower shall comply with all laws, rules, regulations and orders, the non- compliance with which could materially and adversely affect the financial condition of the Borrower or the performance by the Borrower of his obligations under this Agreement and the Security;

9.3 NOTICE OF LITIGATION - The Borrower shall give notice to the Bank of the occurrence of any material litigation, proceeding or dispute affecting the Borrower initiated after the Closing Date if the result of any of them might have a material adverse effect on the ability, financial or otherwise, of the Borrower to perform his obligations under this Agreement and Security, and from time to time shall provide the Bank with all reasonable non-privileged information requested by the Bank concerning the status of any such litigation, proceeding or dispute. Such notice shall be given within fifteen (15) days of the Borrower becoming aware of such litigation, proceeding or dispute and shall be in form and detail satisfactory to the Bank;

9.4 NOTICE OF ANY EVENT OF DEFAULT - The Borrower shall forthwith give notice to the Bank of any fact which, to the best of the Borrower's knowledge, may be construed as constituting an Event of Default or of any event which, to the best of the Borrower's knowledge, with the giving of notice, lapse of time or otherwise may constitute an Event of Default;

9.5 USE OF PROCEEDS - The Borrower shall use the proceeds of the Loan for the purposes contemplated hereunder;

9.6 TAXES - The Borrower will pay all federal, state and provincial and other taxes or other assessments or governmental charges or levies imposed upon him or upon his income or profits or upon property belonging to him prior to the time when any penalties or interest (except interest during extensions of time for filing of federal income or other tax returns not in excess of nine months) accrue with respect thereto, unless, in any such case, the same is being contested in good faith by appropriate proceedings, except to the extent that (i) any such tax, penalty, interest, fine or any other governmental charge is being contested in good faith by appropriate proceedings or (ii) the failure so to pay or discharge any such tax, penalty, interest, fine or other governmental charge could not reasonably be expected to materially adversely affect the financial condition or business of the Borrower;

9.7 PERFORMANCE OF COVENANTS - The Borrower will diligently observe and perform all his covenants to be observed or performed hereunder and under the Security;

9.8 DISPOSAL OF COLLATERAL - The Borrower shall not sell, assign, lease-back or otherwise dispose of any of the Collateral, unless the Net Proceeds (as such term is defined in the Banks Master Agreement) of the sale, assignment, or other disposal of the Collateral are applied, in accordance with the provisions of Article 3 of the Banks Master Agreement, to reduce the outstanding Loan;

9.9 LIMITATION ON ENCUMBRANCES - The Borrower shall not create, incur, assume or otherwise become liable upon or suffer to exist any mortgage, charge, lien, hypothec, security interest or other encumbrance whatsoever on, against or with respect to any part of the Collateral except the Security; and

9.10 FURTHER ASSURANCES - The Borrower will, from time to time, do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents or other instruments as may reasonably be requested by the Bank in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement and the Security.


                                   ARTICLE X.

                               EVENTS OF DEFAULT

10.1 EVENTS OF DEFAULT - The occurrence of any one or more of the following events (each such event being herein referred to as an "Event of Default") shall constitute a default under this Agreement:

         (a) If the Borrower shall fail to pay any principal of, or interest on, the Loan when the same shall become due and payable hereunder;

         (b) If the Borrower, together with the borrowers under the Related Loan Agreements, shall fail to repay on or before the third Anniversary Date at least $30,000,000 of the aggregate principal amount of the Loan and the loans under the Related Loan Agreements;

for a period of 3 Business Days after notice from the Bank;

         (c) If the Borrower shall fail to perform or comply with any term, condition, covenant or obligation contained in this Agreement or in the Security (other than those specified in Subsections 10.1(a) or (b)) and, if capable of remedy, such failure to perform or comply is not remedied within 30 days of notice from the Bank so to remedy;

         (d) If any representation or warranty made by the Borrower in this Agreement or the Security or in any certificate or other document at the time delivered hereunder to the Bank shall prove to have been incorrect in any material respect on and as of the date thereof;

         (e) If the Borrower becomes insolvent, makes any assignment in bankruptcy or makes any other general assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code, 11 USC Section 101 et seq. or any comparable law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of himself or of all or any substantial portion of his property or assets, or files a petition or otherwise commences any proceedings seeking any arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium or other similar law affecting creditors' rights or consents to, or acquiesces in, the filing of such a petition;

         (f) If a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or any other person with similar powers shall be appointed of the Borrower or of all or any substantial portion of his property or assets, a judgment or an order is made by a tribunal of competent jurisdiction restraining his ability to deal with all or any substantial portion of his property and assets or a judgment or order is made by a tribunal of competent jurisdiction approving any arrangement, composition or readjustment under any applicable bankruptcy, insolvency or moratorium or other similar law affecting creditors' rights and such appointment, judgment or order is not vacated, stayed or set aside within 45 days of the date thereof;

         (g) If an event of default shall occur under any of the Related Loan Agreements;

         (h)     If a Liquidity Event shall occur; or

         (i) While the aggregate principal amount repaid (excluding any repayments rescinded or otherwise required to be returned by the Bank upon the occurrence of a Recapture Event (as such term is defined in the Guarantee)) under the Loan and the loans under Related Loan Agreements is less than $30,000,000:

                 (i) if a writ of execution, distress, attachment or similar process is issued or levied against all or a substantial portion of the property or assets of the Borrower in connection with any default by him in the payment of any amount in excess of $2,500,000 or the equivalent amount thereof in another currency as reasonably determined by the Bank, unless the writ is withdrawn, released, vacated or stayed within 30 days, or a judgment or order (other than any judgment or order issued in connection with the matters referred to in Schedule 5(c) to the Guarantee) shall be rendered against the Borrower by a court of competent jurisdiction with respect to such default and such judgment or order shall not be satisfied in accordance with its terms and shall continue unstayed and in effect for 10 days;

                 (ii) if a default, under any indenture, agreement or instrument under which the Borrower has at the date of this Agreement or shall hereafter have outstanding indebtedness for borrowed money in excess of $2,500,000 or the equivalent amount thereof in another currency as reasonably determined by the Bank, shall occur and be continuing and (A) any such indebtedness shall have been lawfully accelerated or shall lawfully be or become due and payable prior to the date on which the same would otherwise have become due and payable, or
                 (B) such default is a default in payment of such indebtedness when due or within the applicable grace period set out in such indenture, agreement or instrument; or

                 (iii) if all or a substantial part of the property of the Borrower shall be expropriated, whether for full or partial consideration.

10.2 TERMINATION AND ACCELERATION - Upon the occurrence of an Event of Default and for so long as such Event of Default shall continue, the Bank may, by one or more notices to the Borrower do any or all of the following:

         (a) terminate the obligations of the Bank including without limitation, the obligation of the Bank to permit the Drawdown, or any Libor Rollovers, the capitalization of interest or the deferral of interest hereunder;

         (b) declare the entire principal amount of the Loan Amount, all interest accrued thereon (including any deferred interest) and all fees and other amounts required to be paid by the Borrower hereunder, to be immediately due and payable without the necessity of presentment for payment, protest, notice of non-payment or notice of protest (all of which are hereby expressly waived); and

         (c) proceed to exercise any and all rights hereunder or under the Security and any other document or instrument executed pursuant to this Agreement.

The Borrower acknowledges that the exercise by the Bank of any rights under the Security without having declared an acceleration pursuant to the provisions of this Section shall not in any way alter, affect or prejudice the right of the Bank to make a declaration pursuant to the provisions of this Section at any time and, without limiting the foregoing, shall not be construed or deemed to constitute a waiver of any rights under this Section.

10.3     REMEDIES CUMULATIVE AND WAIVERS -

         (a) For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Bank hereunder or under any other document or instrument executed pursuant to this Agreement, including the

         Security, are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Bank of any right of remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement, including the Security, shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Bank may be lawfully entitled for such default or breach. Any waiver by the Bank of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained or contained in any of the Security and any indulgence granted either expressly or by course of conduct, by the Bank shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Bank under this Agreement or under the Security or other document or instrument executed pursuant to this Agreement as a result of any other default or breach hereunder or thereunder.

         (b) Notwithstanding anything in this Agreement or the Security to the contrary, if after the occurrence of an Event of Default, the Bank elects to exercise any of its rights or remedies to seek payment of the Loan and/or any other obligation of the Borrower hereunder, the Bank agrees that it shall exercise any such right or remedy in the following order (i) first, the Bank shall (unless stayed or prevented from doing so by law or court order) sell the securities held under the Banks Purchased Share Pledge (as defined in the Banks Master Agreement); (ii) second, the Bank shall (unless stayed or prevented from doing so by law or court order) sell the securities held under the Amended Banks Pledge (as defined in the Banks Master Agreement);
         (iii) third, the Bank shall (unless stayed or prevented from doing so by law or court order) exercise any right of set-off pursuant to
         Section 10.4 below and (iv) fourth, but only to the extent of any remaining deficiency, the Bank shall make a demand for payment pursuant to the Guarantee.

10.4     SETOFF -

         (a) Regardless of the adequacy of any Collateral, any deposits or other sums credited by or due from the Bank to the Borrower and any securities or other property of the Borrower in the possession of the Bank may be applied to or set off against the payment of the obligations of the Borrower hereunder and under the Security and any or all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Bank at any time after the occurrence and during the continuance of any Event of Default.

         (b) The obligations of the Borrower under this Agreement and under the Security shall not be subject to any counterclaim, set-off, deduction or defence

         (other than payment or performance) based upon any claim the Borrower may have against the Bank or any other Person.


                                 ARTICLE XI.

                                   GENERAL

11.1 COSTS AND EXPENSES - The Borrower shall pay on the Closing Date all reasonable costs and expenses incurred by the Bank in connection with preparation, printing, execution and delivery of each of this Agreement, the Security and the other documents to be delivered hereunder, whether or not the Drawdown has been made hereunder, including, without limitation, the fees and out-of-pocket expenses of Bank's counsel with respect thereto and with respect to advising the Bank as to its rights and responsibilities hereunder and under the Security and the other documents delivered hereunder; provided, however, that such costs and expenses shall not exceed the lesser of $52,500 and the fees and out-of-pocket expenses of the Borrower's counsel; it being understood and agreed that such amount shall be capitalized and added to the principal amount of the Loan. The Borrower further agrees to pay all costs and expenses incurred by the Bank (including fees and expenses of counsel, accountants and other experts), in connection with any waiver or consent under, or amendment to, this Agreement or the Security, or the preservation or enforcement of rights of the Bank under this Agreement, the Security and other documents delivered hereunder including, without limitation, all reasonable costs and expenses sustained by the Bank as a result of any failure by the Borrower to perform or observe his obligations contained in any of such documents.

11.2 ILLEGALITY - If after the date of this Agreement any change occurs in any Applicable Law, or in the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, which makes it unlawful for the Bank to make, fund or maintain the Facility or to give effect to its obligations in respect of any Libor Loan thereunder, the Bank may, by written notice thereof to the Borrower declare its obligations under this Agreement to be terminated. The Borrower shall prepay to the Bank within the time required by such law (or at the end of such longer period as the Bank at its discretion has agreed) the principal amount of the Loan together with accrued interest (including any deferred interest) and such other amounts which may be payable hereunder as a result of such prepayment. Any such notice shall be accompanied by a certificate of an officer of the Bank identifying in reasonable detail the event or condition which makes it unlawful for the Bank to fund or maintain the Facility or any Libor Loan thereunder and such certificate shall be final, conclusive and binding on the Borrower in respect of the matters set out therein. If any such change shall only affect a portion of the Bank's obligations under this Agreement which is, in the reasonable opinion of the Bank, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Bank or the Borrower hereunder or under any of the other documents contemplated hereby, the Bank shall only declare its obligations under the affected portion so terminated.

11.3 INDEMNIFICATION BY THE BORROWER - In addition to any liability of the Borrower to the Bank under any other provision of this Agreement, the Borrower shall indemnify the Bank and hold the Bank harmless against any reasonable loss (excluding loss of profit) or expense incurred by the Bank as a result of any failure by the Borrower to fulfil any of its obligations hereunder including, without limitation, any actual breakage cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Bank to fund the Libor Loans as a result of

         (a) the Borrower's failure to effect the Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by him in any notice given hereunder;

         (b) the Borrower's failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date;

         (c) the Borrower's failure to give any notice required to be given by him to the Bank hereunder; or

         (d) the voluntary prepayment by the Borrower of the Libor Loan or any portion thereof on any date other than on the last day of the Libor Interest Period relating thereto.

11.4 FUNDS - Each amount advanced, made available, disbursed or paid hereunder shall be advanced, made available, disbursed or paid, as the case may be, in immediately available funds or, after notice from the Bank, in such other form of funds as may from time to time be customarily used in New York, United States of America in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made.

11.5 NOTICE - Any demand, notice or communication to be made or given hereunder shall be in writing, except as otherwise expressly permitted or required under this Agreement, and may be made or given by personal delivery, by registered mail or by transmittal by telex or facsimile machine addressed to the respective Parties as follows:

            To the Borrower:               Mr. Jacques Benquesus
                                           c/o Gaming Lottery Corporation
                                           160 Nashdene Road
                                           Scarborough, Ontario
                                           M1V 4C4

                 Telecopier:               (416) 754-8441
                 Telephone:                (416) 292-5963

         With a copy to the
         Borrower's New York
         counsel:                          Proskauer Rose Goetz & Mendelsohn LLP
                                           1585 Broadway
                                           New York, NY  10036

                 Attention:                Mr. Jack Jackson, Esq.

                 Telecopier:               (212) 969-2900
                 Telephone:                (212) 969-3000

         And a copy to the
         Borrower's Ontario
         counsel:                          Goldman, Spring, Schwartz & Kichler
                                           Suite 700
                                           40 Sheppard Avenue West
                                           North York, Ontario
                                           M2N 6K9

                 Attention:                Mr. Joseph Maierovits, Esq.

                 Telecopier:               (416) 225-4805
                 Telephone:                (416) 225-9400


         To the Bank:                      Coutts & Co AG, New York Branch
                                           65 East 55th Street
                                           New York, NY  10022

                 Attention:                Mr. Mario Economou, Vice President

                 Telecopier:               (212) 303-2929
                 Telephone:                (212) 303-2971

         With a copy to the
         Bank's New York
         counsel:                          Rogers & Wells
                                           200 Park Avenue
                                           New York, New York  10166-0153

                 Attention:                Mr. Alan M. Christenfeld, Esq.

                 Telecopier:               (212) 878-8375
                 Telephone:                (212) 878-8000

           And a copy to the
           Bank's Ontario
           counsel:                        Osler, Hoskin & Harcourt
                                           280 Park Avenue - 30W
                                           New York, New York  10017

                 Attention:                Mr. John W. Stevens, Esq.

                 Telecopier:               (212) 867-5802
                 Telephone:                (212) 867-5800

or to such other mailing or telex or facsimile machine address as any party may from time to time notify the others in accordance with this Section. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by registered mail, on the fifth Business Day following deposit thereof in the mail or, if made or given by telex or by facsimile transmission, on the first Business Day following the transmittal thereof and receipt of the appropriate answer back. If the party making or giving such demand, notice or communication knows or ought reasonably to know of difficulties with the postal system which might affect the delivery of mail, any such demand, notice or communication shall not be mailed but shall be made or given by personal delivery or by telex or by facsimile transmission.

11.6     GOVERNING LAW AND CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL:

         (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         (b) SUBJECT ONLY TO THE EXCEPTION SET FORTH IN THE NEXT SENTENCE, EACH OF THE BORROWER AND THE BANK HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE

                 OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN THE BORROWER AND THE BANK OR THE CONDUCT OF ANY PARTY HERETO IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR HIS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE SECURITY.

         (c) THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO HIM AT HIS ADDRESS SET FORTH IN SECTION 11.5 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS OR, AT THE BANK'S OPTION, BY SERVICE UPON THE BORROWER'S NEW YORK COUNSEL AT ITS ADDRESS SET FORTH IN SECTION 11.5, WHICH COUNSEL THE BORROWER HEREBY IRREVOCABLY APPOINTS AS HIS AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK. THE BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

         (d) EACH OF THE BORROWER AND THE BANK HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION
                 (I) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH (OTHER THAN THE BANKS MASTER AGREEMENT) OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE BORROWER AND THE BANK EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT

                 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         (e) NOTHING IN THIS SECTION 11.6 SHALL AFFECT THE RIGHTS OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHTS OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR HIS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

         (f) EACH OF THE BORROWER AND THE BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.6 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.7 JUDGMENT CURRENCY - The obligation of the Borrower pursuant to this Agreement to make payments in a specific currency (the "Contractual Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of the Contractual Currency payable or expressed to be payable under this Agreement and accordingly the obligation of the Borrower shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the other currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the Contractual Currency payable or expressed to be payable under this Agreement and shall not be effected by judgment being obtained for any other sum due under this Agreement.

11.8 SUCCESSORS AND ASSIGNS - This Agreement shall be binding upon and shall enure to the benefit of the Bank and the Borrower, and their respective successors and assigns. The Borrower shall not assign or transfer its rights and obligations hereunder or any interest herein without the prior written consent of the Bank.

11.9 ANNUAL RATES OF INTEREST - For the purposes of the Interest Act (Canada), whenever interest payable pursuant to this Agreement is calculated on the basis of a period other than a calendar year (the "Interest Period"), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Interest Period.

11.10 SEVERABILITY - Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

11.11 WHOLE AGREEMENT - This Agreement, together with the Banks Master Agreement and all agreements and transactions contemplated herein and therein, constitute the whole and entire agreement between the Parties relating to the subject matter of this Agreement, and cancels and supersedes any prior agreements, undertakings, declarations, commitments and representations, written or oral, in respect thereof.

11.12 AMENDMENTS AND WAIVERS - Any provision of this Agreement or the Security may be amended only if the Borrower and the Bank so agree in writing and, except as otherwise specifically provided herein, may be waived only if the Bank so agrees in writing.

         Any such waiver and any consent by the Bank under any provision of this Agreement or the Security must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

11.13 FURTHER ASSURANCES - Each of the Borrower and the Bank shall promptly cure any default by him or it in the execution and delivery of this Agreement or of the Security. The Borrower, at his expense, shall promptly execute and deliver to the Bank, upon request by the Bank, all such other and further documents, agreements, opinions, certificates and other instruments in compliance with, or accomplishment of his covenants and agreements hereunder or under the Security or to more fully state his obligations as set out herein or in the Security or to make any recording, filing or notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

11.14 COUNTERPARTS - This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.15 FACSIMILE SIGNATURE - This Agreement may be executed by faxed signature with the same effect as a manually signed original signature.

11.16 CONFIDENTIALITY - This Agreement shall be subject to the provisions of the Banks Master Agreement regarding confidentiality.

11.17 LIMITED RECOURSE - Notwithstanding anything contained in (i) this Agreement, (ii) any agreement, document, instrument or certificate entered into in connection herewith, other than the Banks Master Agreement, (collectively, the "Loan Documents") or (iii) otherwise, the Borrower shall only be personally liable to the extent of the Guarantee Limit (as such term is defined in the Guarantee) for the repayment of any of the principal of, or interest on, the Loan and the loans under the Related Loan Agreements, the payment of any fees or expenses of the Bank hereunder or under any Loan Documents or the performance of, or failure to perform, any other obligation of the Borrower under this Agreement or under any other Loan Document or the borrowers under the Related Loan Agreements, and the sole and exclusive recourse of the Bank shall be the Security and the Borrower shall have no liability, other than under the Guarantee, for any deficiency which may exist after foreclosure on the Security; provided, however, that there shall be no limit to the personal liability of the Borrower in the case of fraud.


         IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.


                                        /s/ Jacques Benquesus
                                        ---------------------------------------
                                        MR. JACQUES BENQUESUS



                                        COUTTS & CO AG, NEW YORK BRANCH


                                        By:  /s/ Peter Cawdron
                                           ------------------------------------
                                             Name:
                                             Title:

                                   SCHEDULE A

                           CERTIFICATE OF COMPLIANCE


TO:                Coutts & Co AG, New York Branch (the "Bank")

FROM:              Mr. Jacques Benquesus (the "Borrower")

RE: Loan Agreement dated August 20, 1996 between the Borrower and the Bank in connection with the payment of certain consideration and the repayment of certain loans (the "Loan Agreement")

- --------------------------------------------------------------------------------

          This certificate is given pursuant to the terms of the Loan Agreement. All defined terms used in this certificate indicated with initial capitals shall have the same meaning as in the Loan Agreement.

          The Borrower hereby certifies that:

          (a) All of the representations and warranties of the Borrower contained in the Loan Agreement are true and correct on and as of the Closing Date.

          (b) All of the covenants of the Borrower contained in the Loan Agreement together with all of the conditions precedent to the Drawdown required to be performed by the Borrower on or prior to the Closing Date and all other terms and conditions required to be performed by the Borrower on or prior to the Closing Date contained in the Loan Agreement have been fully complied with.

          (c) No Event of Default has occurred and remains outstanding and to the best of the knowledge, information and belief of the undersigned, no event has occurred and remains outstanding which, with the passing of time or giving of notice, or both, would be an Event of Default.

          DATED the    day of August, 1996.


                                        ---------------------------------------
                                        Mr. Jacques Benquesus

                                   SCHEDULE B

                                  LIBOR NOTICE

TO:                Coutts & Co. AG, New York Branch (the "Bank")
                   Attention:  Mr.  Mario Economou, Vice President

FROM:              Mr. Jacques Benquesus  (the "Borrower")

RE: Loan Agreement dated August 20, 1996 between the Borrower and the Bank in connection with the payment of certain consideration and repayment of certain loans (the "Loan Agreement")

- --------------------------------------------------------------------------------

This Libor Notice is given pursuant to the terms of the Loan agreement. All defined terms used in this Libor Notice indicated with initial capitals shall have the same meaning as in the Loan Agreement.

Notice is hereby given pursuant to the provisions of Section 2.5 of the Loan Agreement that the Borrower requests the rollover of the Libor Loan for a Libor Interest Period of ___________ month(s).

The undersigned hereby certifies that no Event of Default has occurred and remains outstanding and to the best of the knowledge, information and belief of the Borrower (after due enquiry), no event has occurred and remains outstanding which, with the giving of notice or the passing of time, or both, would be an Event of Default.


DATED the  day of


                                        ---------------------------------------
                                        Mr. Jacques Benquesus